Exhibit 10.1

MEMORANDUM

To:	Board of Directors
From:	Angela M. Tyczkowski
Date:	May 10, 2007
Subject:	ESOP Amendments

I will be requesting a resolution accepting the following amendments to the Appleton Papers Inc. Employee Retirement Savings and Stock Ownership Plan. The effective date of such amendments will be conditioned upon our obtaining required lender consent, if any.

6.2	Investment Funds in the Non-ESOP Component and the ESOP Component

(e)	Participants shall designate the portion of their Savings Percentage to be invested in the ESOP Component or the Non-ESOP Component. To the extent a Participant fails to make such a designation, he shall be deemed to have invested his Savings Percentage in the Non-ESOP Component. Further, if a Participant’s Savings Percentage (i) exceeds 6% of Covered Compensation and (ii) is invested partially under the ESOP Component of the Plan and partially under the Non-ESOP Component of the Plan, for purposes of determining the Matching Contribution to which the Participant is entitled under Section 3.2, contributions to the ESOP Component shall be counted first in determining the amount of the Participant’s contributions eligible to receive a Matching Contribution.

7.7	Participant’s Right to Consent to Distributions

(b)	For the period commencing on the Date of Severance and ending on the date a Participant attains normal retirement age (determined in the same manner as the determination of whether a Participant has retired), if a Participant’s vested Combined Account balance is $5,000 or less as of a Valuation Date, the Participant will receive a distribution of the value of the entire vested portion of such Combined Account balance and the nonvested portion will be treated as a forfeiture~~; provided, however, that this provision shall not be used to accelerate the final installment payment(s) of a series of installment payments~~. For this purpose, if the value of a Participant’s vested Combined Account balance is zero, the Participant shall be deemed to have received a distribution of such vested Combined Account balance immediately upon his Date of Severance.

7.8	Time When Distributions Must Commence

(b)

The requirements of this Section 7.8(b) shall take precedence over any inconsistent provisions of the Plan. All distributions required under this Section 7.8(b) shall be determined and made in accordance with Treasury Regulations under Code Section 401(a)(9). Notwithstanding the other provisions of this Section, distributions may be made under a designation made before January 1, 1984, in accordance with section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (“TEFRA”) and the provisions of the Plan that relate (or did relate) to section 242(b)(2) of TEFRA.

(1)	The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s required beginning date, as set forth in Section 7.8(b)(6)(E). A Participant’s distribution under this Section 7.8(b) shall come from the Non-ESOP Component first and then only to the extent necessary from the ESOP Component. To the extent made from the Non-ESOP Component, such distributions shall be taken from the Investment Funds in which the Participant’s Elective Account is invested on a pro rata basis. Distributions under this Section 7.8(b) from the ESOP Component are subject to the approval of the ESOP Committee, pursuant to its uniform, nondiscrimination policy for processing distributions from the ESOP Component.

7.12	Direct Rollovers

(b)	The following terms shall have the following meanings when used in this Section 7.12:

(1)	Eligible Rollover Distribution. An “Eligible Rollover Distribution” is any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or life expectancies) of the Distributee and the Distributee’s designated Beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; Hardship Distributions; and the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities). Notwithstanding the foregoing, effective January 1, 2007, a distribution to a Distributee who is a non-spouse beneficiary shall only be treated as an Eligible Rollover Distribution to the extent that the distribution is made in the form of a direct rollover to an individual retirement plan described in Code Section 402(c)(8)(B)(i) or (ii) established for the purpose of receiving the distribution on behalf of such eligible Distributee.

(3)	Distributee. A “Distributee” includes an Employee, or a former Employee. In addition, the Employee’s or former Employee’s surviving spouse and the Employee’s or former Employee’s spouse who is the alternate payee, under a qualified domestic relations order, as defined in Section 414(p) of the Code, are Distributees with regard to the interest of the spouse or former spouse. In addition, effective January 1, 2007, a deceased Participant’s non-spouse beneficiary is a Distributee with regard to the interest of the Participant.

7.13	Qualified Domestic Relations Orders

Distributions may not be made to an alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, from the ESOP Component before the earliest of the Participant’s (i) attainment of age fifty (50) or (ii) termination of employment. Distributions will be made in a manner consistent with Section 7.3(a)(2)(A). If the Plan Administrator receives a domestic relations order that otherwise qualifies as a qualified domestic relations order under Section 414(p) of the Code, and such order provides for a distribution or series of distributions from the Non-ESOP Component that may commence to an alternate payee before the Participant attains the earliest retirement age under the Plan, or for an immediate lump-sum distribution, the Plan Administrator shall recognize the domestic relations order as a qualified domestic relations order and authorize payment of said distribution or distributions from the Non-ESOP Component.